Exhibit 99.1

News Release

AP Acquisition Corp Announces Pricing of $150 million Initial Public Offering

NEW YORK, December 16, 2021 – AP Acquisition Corp (the “Company”), a special purpose acquisition company formed for the purpose of entering into a combination with one or more businesses, today announced the pricing on December 17, 2021 (HKT) of its initial public offering of 15,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange and trade under the ticker symbol “APCA-U” beginning December 17, 2021 (HKT). Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant. Only whole warrants are exercisable. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the New York Stock Exchange under the symbols “APCA” and “APCA-W,” respectively.

Credit Suisse Securities (USA) LLC is acting as book-running manager of the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: Credit Suisse Securities (USA) LLC, Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560 or by telephone at (800) 221-1037 or by emailing usa.prospectus@credit-suisse.com.

The registration statements relating to the securities became effective on December 17, 2021 (HKT).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close on December 22, 2021 (HKT), subject to satisfaction of customary closing conditions.

About AP Acquisition Corp

The Company will focus on the de-carbonization / renewable energy sectors, with a particular focus in Japan /Asia (excluding Mainland China, Hong Kong and Macau) and European markets, and complement the experience of our management team and its operational expertise. The Company’s management team includes Richard Folsom, Chairman and Director, and Keiichi Suzuki, Chief Executive Officer and Director, and board members Shankar Krishnamoorthy, Henrik Baek Jorgensen, and Helena Anderson.

The Company is sponsored by AP Sponsor LLC, an affiliate of Advantage Partners, Inc. (“Advantage Partners”), a leading Asian private equity firm with offices in Tokyo, Hong Kong, Shanghai and Singapore.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Keiichi Suzuki, CEO, AP Acquisition Corp

Email: info@apacquisitioncorp.com
Phone: +852 2918 0050